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STAFF DEALING POLICIES AND PROCEDURES

                                 CODE OF ETHICS

                      HSBC ASSET MANAGEMENT (AMERICAS) INC.

I.  INTRODUCTION

The Staff Dealing Policies and Procedures and Code of Ethics (the "Code") establishes rules of conduct for persons employed by HSBC Asset Management Americas Inc. ("HSMU") and for all persons who are associated with the HSBC Mutual Funds Trust and HSBC Funds Trust (together, "Funds").

THIS CODE REPLACES ALL PREVIOUS INSTRUCTIONS.

You will be required to sign a statement acknowledging that you have read these procedures in conjunction with the "POLICIES AND PROCEDURES REGARDING MATERIAL NON-PUBLIC INFORMATION AND CHINESE WALLS" and agree to comply with all provisions. The "Employee Acknowledgment Form" is attached to the back of this Code.

The basic rule is very simple: put the client's interests first. Officers, trustees and employees owe a fiduciary duty to, among others, the shareholders of the Funds and clients of HSMU, to conduct their personal securities transactions in a matter which does not interfere with the Funds portfolio transactions and portfolio transactions of HSMU's clients. Employees may not take unfair advantage of the relationship between persons associated with the Funds or the relationship between employees of HSMU and the clients of HSMU. Persons covered by the code must adhere to these general principles as well as comply with code's specific provisions.

Some of the rules are specifically imposed by law. For example, the laws that govern investment advisers specifically prohibit fraudulent activity, making statements that are not true or that are misleading or omit something that is significant in the context and engaging in manipulative practices. These are general words, of course, and over the years, the courts, the regulators and investment advisers have interpreted these words and established codes of conduct for their employees and others who have access to their investment decisions and trading activities. Indeed, the rules obligate investment advisers to adopt written rules that are reasonably designed to prevent illegal activities and to follow procedures that will enable them to prevent such activities.

HSMU has traditionally allowed employees to trade in their own account on the basis that employees would not abuse this freedom and would not trade to the disadvantage of clients of HSMU. The size of the HSBC Group today means that not everyone will know when it is inappropriate to deal in any investments; hence certain transactions are forbidden without explanation. You are reminded that your principal responsibility is to attend to HSMU's business and that your personal business must (without exception) be subordinated to the interests of clients.






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YOU ARE BOUND BY THIS CODE AND ARE REQUIRED TO OBSERVE ALL OF THE STAFF DEALING
RULES. STAFF DEALINGS ARE PERMITTED ONLY IN THE CIRCUMSTANCES AND IN ACCORDANCE WITH THE PROCEDURES SET OUT IN THE CODE. ANY BREACHES MAY BE CONSIDERED AS GROUNDS FOR DISCIPLINARY ACTION WHICH MAY INCLUDE DISMISSAL.

II.      GENERAL PROVISIONS / ARRANGEMENTS WITH BROKERS

A.       GENERAL PROVISIONS

         No person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Funds or other clients of HSMU:

         1. employ any device, scheme or artifice to defraud the Funds or clients of HSMU;

         2. make to the Funds or clients of HSMU any untrue statement of a material fact or omit to the Funds or clients of HSMU a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

         3. engage in any act, practice or course of business which would operate as a fraud or deceit upon the Funds or clients of HSMU;

         4. engage in any manipulative practices with respect to the Funds or clients of HSMU;

         5. trade while in possession of material non-public information for personal accounts or the Funds or clients of HSMU, or disclose such information to others in or outside the Adviser who have had no need for this information. It is a violation of federal securities laws to buy or sell securities while in possession of material non-public information and illegal to communicate such information to a third party who buys or sells.

                  Procedures regarding the prohibitions on the misuse of material non-public information are delineated in the "POLICIES AND PROCEDURES REGARDING MATERIAL NON-PUBLIC INFORMATION AND CHINESE WALLS". All employees are required to follow all of the rules in the Policy and Procedures Manual and should read and understand it in conjunction with the Code.

B.       ARRANGEMENTS WITH BROKERS

         BEFORE you commence dealing in any investments you must set up a trading account with a broker of your choice and ensure that a "Broker Letter" is sent to the appropriate branch/ office of the broker in the form set out in Appendix 2. Procedures:

         a) The Compliance Officer must be immediately notified of the intention to open accounts with brokers.

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         b)       Once an account is opened, all account information including name and address of account, name and address of broker and all account numbers must be given to the Compliance Department's Administrative Assistant for processing.

         c)       A signed Broker Letter will be sent to the broker.

         d) Arrangements must be made to have duplicate confirmations and monthly account statements sent directly to HSMU Compliance. Employees must ensure with their brokers that HSMU's Compliance Officer is named as an interested party on statements and confirms. This request is also indicated on the broker letter.

III.     PRE-CLEARANCE FOR STAFF DEALINGS AND TRADING PROCEDURES

A.       PRE-CLEARANCE APPROVAL PROCEDURES

         Permission to execute a trade must first be obtained from your Department Head. Only in his/her absence, you may obtain the permission of the Compliance Officer. Clearance is also needed from the Trading Desk prior to the trade. A Department Head, or an Employee of similar status and the CEO may obtain the permission of the Group Compliance Officer or a Local Compliance Officer.

         Procedures:

         a) BEFORE trading for your own account or for an account defined under Section S in Appendix 1 (Staff Dealing Definition) you must obtain the written consent of your Department Head and an Authorized Signatory (Trading Desk Approval). You must enter the details of the order to be executed on a Pre-Clearance Trade Approval Form (see Appendix 3).

                  The permission remains valid for the day which it is obtained although in exceptional circumstances, an extended period may be agreed with the Authorized Signatory and the Compliance Officer for specific trades, for example, to cover holidays and other periods of absence from the office. (Refer to Section III.C below). The Authorized Signatory, when giving his/her permission, will countersign and insert the date and time on the Form. The Authorized Signatory may seek confirmation of relevant facts relating to the proposed transaction. Self-authorization is not permitted.

         b) Any Authorized Signatory and the Compliance Officer may, despite the procedure for permissions outlined in Section III.A above, refuse to authorize any transaction or require that the number of transactions being undertaken by you be reduced if, in his opinion, such transactions are affecting your contribution to the work of your department or placing undue burden on dealing staff or for any other reason.

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         c)       In the event that the employee is not in the office on the day a trade is to be undertaken, he/she must telephone the Compliance Officer (or in his absence his line manager) for permission to be arranged and documented. The Compliance Officer must complete the Pre-Clearance Form while the staff member is giving the details over the phone.

         d) Once permission is obtained, staff are permitted to give the order directly to their broker.

         e) The completed and authorized Pre-Clearance Trade Approval Form must be sent to the Compliance Department before the end of each day. The Compliance Department will keep the original completed Pre-Clearance Trade Approval Forms.

                  IN THE EVENT THAT YOU ARE UNSURE THAT A TRADE MAY VIOLATE THE POLICIES SET FORTH, THEN CONSULT WITH THE COMPLIANCE OFFICER PRIOR TO GIVING THE ORDER TO YOUR BROKER.

B.       MONITORING STAFF DEALINGS

         The Compliance Department will review client security transactions that are also executed by the company in the same security to ensure that there is no evidence of front-running, or price advantage to members of the staff against the client trades or any other conflicts of interests with client security transactions.

         All staff dealings are monitored by the Compliance Department on a daily basis and the Compliance Department checks that all staff transactions have been properly authorized and reconciles the trades against the duplicate trade confirmation received from the broker.

         1. Monitoring of Staff Dealings will include specific focus on any pattern of:

                  a) personal purchases in close proximity to ensuing similar advisory client purchases;

                  b) personal purchases in close proximity to preceding similar advisory client sales;

                  c) personal purchases in close proximity to ensuing similar advisory client sales;

                  d) personal purchases in close proximity to preceding similar advisory client purchases.

IV.      RESTRICTIONS ON TRADING IN HSBC GROUP SECURITIES

If the restrictions set out below apply to you, you should encourage your spouse or any other Connected Person to abide by the spirit of these restrictions. The restrictions also apply to any trading by you on behalf of a child under the age of 18.

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A.       CLOSED / OPEN PERIODS

         During the "Closed Period", staff dealings in HSBC Group securities is prohibited, except, that, provided they are not in possession of inside information:

         1. Staff other than restricted staff may SELL up to 1000 shares in HSBC Holdings plc.

         2. In exceptional circumstances (eg., a pressing and unforeseen financial commitment) restricted staff and other staff may seek permission to sell HSBC Group Securities from the HSBC Group Company Secretary BG02. Form A (Appendix 5) should be used for this purpose and requires endorsement by your Functional Head. If permission is granted, the sale should be executed immediately and Form B (Appendix 6) must be submitted to the HSBC Group Company Secretary in confirmation.

         3. Outside the closed period ("Open Period"), provided you are not in possession of inside information, you are free to trade in HSBC Group securities, except that, restricted staff must first apply to the HSBC Group Company Secretary in accordance with the procedures set out in Section IV.A(2) above.

B.       OTHER RESTRICTIONS

         1. Staff trading in options (with the exception of their participation in option schemes operated by the Group) over HSBC Group Securities at any time is prohibited. The disposal of shares acquired under Group option schemes is subject to these procedures. Staff are prohibited from trading in any HSBC Group securities on considerations of a short term nature.

         2. Where a restricted staff member is a sole trustee, these procedures will apply as if he were trading on his/her own account. Where a restricted staff member is a co-trustee, he must advise his/her co-trustees that he is subject to restrictions on transactions in HSBC Group securities. If he is not a beneficiary, a transaction in HSBC Group Securities undertaken by that trust will not be regarded as a transaction undertaken by the restricted staff member. For the purposes of these procedures where the decision to trade is taken by the other trustees acting independently of the restricted staff member or by the investment managers on behalf of the trustees, the other trustees will be assumed to have acted independently of the restricted staff member for this purpose where they:

                  a) have taken the decision to trade by a majority decision without consulting with, or other involvement of, the restricted staff member concerned; or

                  b) if they have delegated the decision making to a committee which does not include the restricted staff member.

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         3.       Restricted staff who have their funds (or funds of any person falling within Section S in Appendix 1) managed by an investment manager (whether or not on a discretionary basis) must instruct the investment manager that no transactions in HSBC Group securities are to take place without prior reference to the staff member. Any such transaction can then be carried out only to the extent that the requirements of these procedures, particularly when Sections IV.A(2) and A(3) are met.

         4. Where the final date for the exercise of an option or right under an employees' share scheme, or the conversion of a convertible security, falls during a Closed Period, then staff requiring permission in accordance with Section IV.A(3) above may be granted permission to exercise such options, right or conversion of such security where they could not reasonably have been expected to exercise it at an earlier time when they were free to trade. Where an exercise is permitted on these grounds, a sale of securities acquired pursuant to such exercise will nevertheless be subject to the terms of Sections A(2) and A(3).

         5. In accordance with the provisions of the UK Companies Act 1985, directors of any HSBC Group company (including dormant and nominee companies) must give details of their transactions (including receipt of scrip dividends) in any HSBC Group securities to their Compliance Officer, within five days of the transaction.

V.       RESTRICTIONS ON STAFF DEALING ACTIVITIES

A.       BLACK-OUT PERIODS

         1.       Policy

                  Purchase and sale orders that are pending or under active consideration for any advisory client, neither the same security nor any related security (such as an option, warrant or convertible security) may be bought or sold subject to the following conditions:

                  a) Portfolio Managers and Associate Portfolio Managers are restricted from purchasing or selling a security (or related security) for a period of 7 calendar days before and after the advisory client purchases or sales of the same security;

                  b) Research Analysts who make investment recommendations for a security are restricted from purchasing or selling that security (or related security) for a period of 7 calendar days before and after the advisory client purchases or sales of the same security;

                  c) All other employees are restricted from purchasing or selling a security (or related Security) for a period of 1 calendar day before and after the advisory client purchases or sales the same security. In certain circumstances, with prior

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                           approval from the Compliance Officer, exceptions may
                           be granted to the blackout period for non-Access Persons only.

                           A security shall not be deemed to be under active consideration merely by virtue of being included on an "approved list."

         2.       Exemptions to the Blackout Period

                  a) Participation in transactions such as "cash advises" where there is a "vertical slice" of the portfolio initiated by the administration of the portfolio and not a decision from the Portfolio Manager or Associate Portfolio Manager are not subject to the blackout period.

                  b) Any other circumstance where a decision as to discretion on time and price from a Portfolio Manager or Associate Portfolio Manager is not evident and subject to approval of the Compliance Officer

                  ALTHOUGH THE TRADE MAY BE EXEMPT FROM THE BLACKOUT PERIOD, THE TRANSACTION IS STILL SUBJECT TO THE PRE-CLEARANCE POLICIES OUTLINED IN THE CODE.

B.       30 DAY HOLDING PERIOD

         Investments must be held for a minimum period of 30 calendar days after the purchase (from trade date) subject to the following exceptions:

         1. Investments that are exempt from the pre-clearance requirement (see Section VI below);

         2. Derivatives related to indices (i.e. not related to specific stock);

         3. Under pressing and unforeseen circumstances, requests may be made to the Compliance Officer to waive the minimum holding period for a particular transaction.

C.       DIVIDEND REINVESTMENT AND STOCK PURCHASE PLANS

Participation on an ongoing basis in an issuer's dividend reinvestment or stock purchase plan, participation in any transaction over which no employee had any direct or indirect influence or control and involuntary transactions (such as mergers, inheritances, gifts, etc.) are exempt from the restrictions set forth in blackout period and 30 day holding period

VI.      EXCEPTIONS RELATING TO CERTAIN STAFF DEALINGS

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Subject to compliance with the other provisions of these staff dealing rules, you are not required to comply with Sections III above (Pre-Clearance of Staff dealings) in relation to the types of transactions outlined below; in respect of which general permission to trade is provided to you. Pre-Clearance of transactions are not required for the following types of transactions and securities:

A.       TRANSACTIONS EXEMPTED FROM PRE-CLEARANCE POLICY

         1.       Non-convertible fixed income Securities;

         2. Dealings in open-ended mutual funds/unit trusts, certificate of deposits and fixed life insurance policies. (CLOSED-ENDED VEHICLES ARE NOT EXEMPT).

         3. Transactions in securities which are direct obligations of the United States.

         4.       Municipal Securities.

         5. Securities transactions effected for federal, state or local tax purposes that are identified to the Compliance Officer at the time as being effected for such purposes.

         6. The exercise of rights that were received pro-rata with other security holders is exempt. Notification to the Compliance Officer is required.

         7. Subject to the requirements of Sections IV above relating to restrictive staff, you may have your assets managed on a fully discretionary basis by a Fund Manager PROVIDED THAT in relation to any transaction undertaken for the account, you do not give instructions to effect (or advise on) the particular transaction (i.e., the account must be managed entirely at the firm's discretion).

         8. Subject to the requirements of Section IV in relation to restrictive staff, you may enter into an arrangement under which Investments including HSBC Group Securities) are:

                  a) purchased pursuant to a regular standing order or direct debit arrangement;

                  b) are acquired by way of a standing election to reinvest dividends or other distributions received; and

                  c) are acquired pursuant to a standing election to receive shares in place of a cash dividend.

VII.     GENERAL PROHIBITIONS AND OTHER INVESTMENT RELATED RESTRICTIONS

A.       PROHIBITED INVESTMENTS

         1.       Prohibited Securities

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                  a)       Short selling (selling securities which you do not
                           own), including writing an uncovered option on a security, are prohibited (unless the permission of the Compliance Officer, or in his/her absence, the CEO is obtained for the specific trades.) Permission will usually be denied unless there are extenuating circumstances to justify the second trade.

                  b)       You may not participate in any Private Placements.

                  c) You may not purchase securities issued in any Initial Public Offering.

         2.       Available Funds / Settlement Period

                  a) Before seeking permission to trade, you must ensure that you have the required funds, and in the case of a sale of a security, the stock is available for immediate delivery. Therefore, this means that permission will not be given to sell a security which is not already registered in the name (or, in the case of bearer stocks, held by) of the employee.

                  b) Trades must be settled within the applicable settlement period. A purchase of a security must be settled before any sale of the same security is due for settlement.

B.       CONFLICTS OF INTERESTS

         1.       Involvement with Connected Companies / External Companies /
                  Brokers

                  a) There may be periods during which you will not be permitted to trade in certain Investments as a result of the involvement of a Connected Company in a particular transaction, for example as an adviser and/or sponsoring broker to new issues and public company take-overs or other involvement which cannot be disclosed. Accordingly, the right is reserved on behalf of the Group to prohibit certain staff dealings in order to prevent possible conflicts of interests. The Senior Trader or Compliance Officer has the authority to refuse any transaction without explanation. You may not disclose to anyone that such refusal has occurred.

                  b) Other than transactions in investments issued by or on behalf of the US Government, mutual funds/unit trusts, certificate of deposits and fixed insurance policies you must not undertake any transaction for an employee or officer of another external company carrying on investment business unless written confirmation has been received from that firm acknowledging its consent. The written consent must be forwarded to the Compliance Department for retention.

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                  c)       You must not request or accept from a broker, any
                           credit or special trading facilities in connection with a transaction.

         2.       Conflicts with Clients

                  a) You must not trade in an investment at a time or in a manner which you know, or should know, is likely to have an adverse effect on the particular interests of any client of the Group.

                  b) Subject to the other provisions of the Code, you may not undertake staff dealings in investments directly with any client of the Group unless the client is a broker.

         3.       Gifts

                  No Employee shall accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of any advisory client.

         4.       Service As Director

                  No Employee shall commence service on the Board of Directors of a publicly traded company or any company in which any advisory client has an interest without prior authorization from the Compliance Officer based upon a determination that the Board service would not be inconsistent with the interests of the advisory clients.

C.       UNREASONABLE TRADING

         1.       You must not undertake any transaction(s) which:

                  a) commit you to a financial liability which you are not able to meet from readily available funds or otherwise which are not commensurate with, or over-extend, your financial resources;

                  b) may affect your good standing and reputation or that of the company or the Group; or

                  c) reduce your contribution to the work of your department and/or affects your duties to the Company or its clients.

         2. The company reserves the right, in any event, to require an employee to close out or reverse a transaction.

D.       PROCURING OTHER PERSONS TO TRADE

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If you are precluded from trading under the procedures set out in the Code, you must not (except in the proper course of your employment) procure any other person to enter into such a transaction or communicate any information or opinion to another person if you know or have reason to believe that the other person will, as a result, enter into such a transaction or counsel or procure someone else to do so.

VII.     QUARTERLY / ANNUAL  REPORT AND ADDITIONAL COMPLIANCE PROCEDURES

A.       QUARTERLY REPORTS

Every employee, including disinterested directors of the Funds, must submit a quarterly report containing the information set forth in paragraph B below with respect to any staff dealing transactions in any investments (as defined in Section S in Appendix 1), provided that:

         1.       Current Employees

                  a) An employee who is required to make reports only because he/she is a director of one of the Funds and who is a "disinterested" director thereof need not make a report with respect to any transactions other transactions than those where he or she knew or should have known in the course as a director than any Fund of which he/she is a director has made or makes a purchase or sale of the same or related security within 15 days before or after the purchase or sale of such security or related security by such director;

                  b) An employee need not make a report with respect to any transaction effected for any account over which such person does not have direct or indirect influence or control.

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         2.       New Employees

                  Upon commencement of employment, a new employee shall be required to disclose all current personal securities holdings contained in any account in which such employee has an interest as defined in Section S in Appendix 1.

         3.       Reporting Requirements

                  Every Employee must submit the report required in to the Compliance Officer no later than 10 days after the end of every calendar quarter. The quarterly report must contain the following information:

                  a) The date of the transaction, the title and number of shares and the principal amount of each security involved;

                  b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  c)       The price at which the transaction was effected;

                  d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                  e) Every employee, including disinterested directors of the Funds, must certify in the quarterly report that he/she has read and understood the Code and recognizes that he/she is subject to such Code. In addition, every employee must certify that he/she has disclosed or reported all personal Securities transaction required to be disclosed or reported under the Code and the he/she is not subject to any regulatory disability.

B.       ANNUAL REPORTING REQUIREMENTS TO THE FUND'S BOARD OF TRUSTEES

At least annually (or quarterly in the case if Items 3 and 4 below), the Funds shall report to the Board of Trustees of the Funds:

         1. All existing procedures concerning employees' personal trading activities and reporting requirements and any procedural changes made during the past year;

         2. Any recommended changes to the Funds' Code of Ethics or Procedures;

         3. A summary if any violations of this Code which occurred during the past quarter and the nature of any remedial action taken;

         4.       Any exceptions to any provisions of this Code of Ethics.

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C.       RIGHTS OF THE BOARD OF TRUSTEES

The Board of Trustees of the Funds reserves the right to decide, on a case-by-case basis, exceptions to any provisions under this Code. Any exceptions made thereunder will be maintained in writing by the Fund and presented to the Board of Trustees of any relevant Fund at its next scheduled meeting.

D.       RECORDS TO BE RETAINED

This Code, a copy of each report by an Employee, any written report made thereunder by the Funds, Affiliates of the Funds or the Compliance Officer, and lists of all persons required to make reports, shall be preserved with the records of the relevant Fund for the period required by Rule 17j-1.

VIII.    VIOLATIONS

Staff Dealing transactions that are found to be in violation of the Code must be sold or reversed from the Employee's Account immediately. Any profits generated from any selling of the Security must be given up to a charity of the Employee's choice. A copy of the check or receipt must be given to the Compliance Officer as evidence of the disgorgement of profits and maintained in the Employee file. All violations will be reviewed closely and in certain instances violations may be deemed "adequate" depending on the circumstances involved and with the approval of the Compliance Officer.

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APPENDIX 1

DEFINITIONS

         A. ACCESS PERSON. Any officer, trustee, director or employee of any Advisory Client whose job regularly involves him/her in the investment process.

         B. ADVISORY CLIENT. Any client (including Mutual Funds and managed accounts) which HSMU serves as an investment adviser, renders investment advice, or makes investment decisions.

         C. ASSOCIATE PORTFOLIO MANAGERS. Employees other than Portfolio Managers who can make investment decisions with respect to the Funds or clients of HSMU.

         D. AUTHORIZED SIGNATORY. A senior Employee or director of a Company designated by the Local Management Committee as being permitted to authorize staff transactions for the purposes of
                  Section IV.

         E. BROKER. Any firm, bank or other organization which offers a trading or fund management service in Investments, or which offers retail investment vehicles.

         F. CLOSE PERIOD. The period from the relevant financial year end (31 December) up to and including the time of announcement of the HSBC Holdings plc financial results, and the period from the relevant half-year end (30 June) up to and including the time of the announcement of the HSBC Holdings plc half-year financial results.

         G. COMPANY. The Group company with which you have your contract of employment, and where applicable, the Group company(ies) for which you undertake business/ duties.

         H.       CONNECTED COMPANY. Any company within the HSBC Group.

         I. CONNECTED PERSON. In relation to an Employee, any person within P above or any other person who is associated with him/her by reason of a domestic or business relationship (other than as arises solely because that person is a client of the Group), such that the Employee has influence over that person's judgement as to how to invest his funds or exercise any rights attaching to his Investments. For example, where an Employee discusses investing in shares of a company with his/her spouse, any trade by the spouse must be pre-cleared and is subject to the Code.

         J. DERIVATIVES. Options, futures and contracts for differences (the latter includes options and warrants on indices).

         K. EMPLOYEE. Any officer, director, or Employee of HSMU or a Fund.

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         L.       FUNCTIONAL HEAD. Relevant Manager, Head of Department or
                  Director to whom the Employee is accountable. Directors are accountable to the Chief Executive.

         M. HSBC GROUP INVESTMENTS. Any Investments (and related Investments on Investments) issued by any member of the HSBC Group, including those entities listed in Appendix 4.

         N. INSIDE INFORMATION. Specific or precise information which relates to particular Securities or to a particular issuer or particular issuers of Securities, which has not been made public and which, if it were made public, would be likely to have a significant effect on the price of any Securities. The information does not have to be about a company itself but could be general information which relates to a company's business prospects. Examples of Inside Information are set out in the Policies and Procedures Regarding Material Non-Public Information and Chinese Walls.

         O. INVESTMENTS. Any investments falling within the definition of "Securities" and/or "Derivatives".

         P. PORTFOLIO MANAGERS. Employees who are principally responsible for investment decisions with respect to the Funds or clients of HSMU.

         Q. RESTRICTED STAFF. Includes staff of Senior Executive status or equivalent and above, together with their immediate support staff (e.g. secretaries and personal assistants).

         R. SECURITIES. Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national Securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

         S. STAFF DEALING. Transactions in Investments effected by Employees (including seconded and part-time or temporary staff) and directors of any HSBC Asset Management Group company:

                  1) for your own account (whether the transactions undertaken on such account by you are for your benefit or that of another person);

                  2) for any other person who has given you, in your personal capacity, permission or authority to transact on his behalf or for him;

                  3) in your capacity as a personal representative of an estate or as a trustee of a trust (in or under which there is a significant interest held by you or any person including a company) associated with you;

                  4) any company, partnership or other unincorporated body controlled by you or by any person associated with you, or in which you or that person has a significant interest; or

                  5) in your capacity as a personal representative or a trustee (other than in P.3 above), unless, in making the decision to trade, you are relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances.

APPENDIX 2

FORM OF LETTER TO BE SENT BY STAFF WHEN THEY WISH TO OPEN AN ACCOUNT WITH A BROKER (REFER TO SECTION III).

[Date]

[Broker's Name
and Address]

RE:      [NAME AND ADDRESS OF PERSON(S) THE ACCOUNT IS NAMED]
         ACCT: # [ACCOUNT NUMBER]

Dear Sir/Madam,

I acknowledge and approve that [Employee] residing at the address above and an employee of HSBC Asset Management Inc., maintains brokerage account(s) with your firm and also instructs you until further notice to send copies of all contract (confirmations) notes and advice notes for trades executed by you on the employee's behalf and all statement for accounts to my attention.

I also wish to advise you that:

1. No account should be given credit or special dealing facilities or deal on the behalf of the employee in options over HSBC Group Securities at any time.

2. You may not deal on the behalf of the employee in HSBC Group Securities during the following period from 31 December up to and including the date of the announcement of the financial results; and from 30 June up to and including the date of the announcement of the half year financial results.

3. HSBC Group Securities means shares, bonds, debentures, floating notes, etc., issued by any member of the HSBC Group (not just HSBC Holdings plc), together with ADRs, warrants, options and other derivatives thereon.

Please acknowledge receipt of this letter and your acceptance of the instructions contained herein.

This notice replaces all previous instructions in this regard which have been sent to you.

Yours faithfully,

JOSEPH DIBARTOLO
Compliance Officer
HSBC Asset Management Americas Inc.

APPENDIX 3

HSBC ASSET MANAGEMENT AMERICAS INC.
PRE-CLEARANCE TRADE APPROVAL FORM

I, ____________________________(name), am an Employee and seek pre-clearance to engage in the transaction described below:

BUY or SELL (circle one)

Name of Account:        __________________________________________
Account Number:         __________________________________________
Date of Request:        __________________________________________
Security:               __________________________________________
Amount or # of Shares:  __________________________________________

Broker:                 __________________________________________

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by HSMU's Code of Ethics/Staff Dealing Policy and that the opportunity to engage in the transaction did not arise by virtue of my activities on behalf of any Client.

Signature:________________________________________

Print Name:_______________________________________

Head of Department Approval (if not available, Compliance Officer then CEO).

Signature:

Print Name:

Trading Desk Approval
Approved or Disapproved  (Circle One)

Date of Approval:__________________________________

Authorized Signature:______________________________

Print Name:________________________________________

If approval is granted, please forward this form to the Compliance Officer for immediate execution.

It is the responsible of the Employee to notify the Compliance Officer of any changes to the order or any cancellation of the order.

APPENDIX  4

                        ISSUERS OF HSBC GROUP SECURITIES

The following is a list of HSBC Group companies, or sub-groups, which may issue HSBC Group Securities.

Billingsgate City Securities plc
British Bank of the Middle East
Carlingford Gibbs Holdings Limited
Carroll McEntee & McGinley Inc
Concord
Equator
[Euromobiliare]
Forward Trust
Gatestock Limited
Gibbs Hartley Cooper
Guyerzeller
Hang Seng Bank
Hongkong Bank of Australia Limited
Hongkong Bank of Canada
HSBC Holdings plc
James Capel
Kay Hian James Capel Holdings, Singapore
Lynx Limited, Ireland
Marine Midland
Midland American Capital Corporation, USA
Midland Bank plc
Midland Bank SA, France
Midland International Financial Services BV
Midland Montagu Bank AB, Sweden
MM Mooring
Samuel Montagu
Samuel Montagu Participations (Holdings) Limited
The Hongkong and Shanghai Banking Corporation Limited
Trinkaus & Burkhardt
Wardley
Wayfoong

APPENDIX 5

DATE
FORM A

APPLICATION TO GROUP COMPANY SECRETARY
FOR PERMISSION TO BUY OR SELL

FULL NAMES OF THE APPLICANT, JOB TITLE, AND THE GROUP COMPANY (WITH CONTACT OFFICE ADDRESS) WHERE THE APPLICANT WORKS:

NAME:

JOB TITLE:

GROUP COMPANY:

BRANCH/DEPARTMENT:

NAME OF GROUP
SECURITY:

NUMBER OF UNITS:

TYPE OF TRANSACTION
(PURCHASE/SALE:)

REGISTERED NAME (IF
DIFFERENT
FROM ABOVE):

NATURE OF EXCEPTIONAL
CIRCUMSTANCES:

DATE OF APPLICATION:

DECLARATION:      I AM NOT IN POSSESSION OF UNPUBLISHED PRICE SENSITIVE
                  INFORMATION IN RELATION TO ANY PART OF THE HSBC GROUP

SIGNATURE:

APPROVAL OF FUNCTIONAL HEAD:

SIGNED:                                               DATE:

PERMISSION GRANTED/REFUSED BY
GROUP COMPANY SECRETARY:

SIGNED:                                               DATE:

NOTES: THIS FORM MUST BE SUBMITTED TO GROUP SECRETARY, BG 02 IN DUPLICATE. A COPY OF THIS FORM WILL BE RETURNED TO YOU ENDORSED INDICATING WHETHER OR NOT PERMISSION HAS BEEN GRANTED.

APPENDIX 6

DATE                                                        FORM B

NOTIFICATION TO GROUP COMPANY SECRETARY

FULL NAMES OF THE APPLICANT, JOB TITLE, AND THE GROUP COMPANY (WITH CONTACT OFFICE ADDRESS) WHERE THE APPLICANT WORKS:

NAME:

JOB TITLE:

GROUP COMPANY:

BRANCH/DEPARTMENT:

NAME OF GROUP
SECURITY:

NUMBER OF UNITS

TYPE OF TRANSACTION
(SALE):

PRICE PER UNIT:

REGISTERED NAME (IF
DIFFERENT
FROM ABOVE:

DATE OF DEALING:

DATE OF NOTIFICATION:

SIGNATURE:

DATE OF RECEIPT (FOR
OFFICE
USE ONLY):

NOTE:

THIS FORM MUST BE SUBMITTED TO THE GROUP COMPANY SECRETARY, BG 02 NO LATER THAN THE DAY FOLLOWING THE DEALING.

                          EMPLOYEE ACKNOWLEDGMENT FORM

Please read and sign the following statement:

I have read the STAFF DEALING POLICIES/CODE OF ETHICS carefully and understand the firm's policies and procedures related to Staff Dealings. In conjunction with the Code of Ethics I have read the POLICIES AND PROCEDURES REGARDING MATERIAL NON-PUBLIC INFORMATION AND CHINESE WALLS. I pledge to adhere to all of the policies, restrictions, and procedures. I am aware that a violation of these policies and restrictions may result in disciplinary action against me including immediate dismissal.

    PRINT NAME: ________________________________

         TITLE: ________________________________

EMPLOYEE ID No: ________________________________

     SIGNATURE: ________________________________

          DATE: ________________________________

Please return the acknowledgment form to the Compliance Officer.